Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 28, 2005 relating to the financial statements and financial statement schedule which appears in Virage Logic Corporation’s Annual Report on Form 10-K for the year ended September 30, 2007.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 29, 2008